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FORM 12b-25	                                         SEC File Number 33-68570
                                                    	CUSIP Number ___________

                     NOTIFICATION OF LATE FILING

                             (Check One)
( ) Form 10-K	   ( ) Form 11-K	  ( ) Form 20-F     (X) Form 10-Q

		For Period Ended:     May 31, 1996
______________________________________________________________________

	Read Attached Instruction Sheet Before Preparing Form.
			              Please Print or Type.
	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
______________________________________________________________________

	If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

		Not Applicable.
______________________________________________________________________
Part I -- Registrant Information
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	Full Name of Registrant:	 Leggoons, Inc.
	Former Name if Applicable:	N/A
______________________________________________________________________
  Address of Principal Executive Office (Street and Number):

		400 South Lindell
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  City, State and Zip Code:  Vandalia, Missouri  63382
______________________________________________________________________
Part II -- Rules 12b-25 (b) and (c)
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		If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
 (Check box if appropriate).

	[ ]	(a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X] (b) The subject annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

	[ ]  (c)	The accountant's statement or other exhibit required by Rule
          12b-25(c) has been attached if applicable.

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Part III -- Narrative
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	State below in reasonable detail the reasons why the Form 10-K,
	11-K, 20-F or 10-Q or portion thereof could not be filed within the prescribed time period.

		A computer breakdown resulted in loss of information critical to issuing the report.

______________________________________________________________________
Part IV -- Other Information
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	(1)	Name and telephone number of person to contact in regard to this notification:

		Steve Walters             573           594-6418
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		  (Name)		        	  (Area Code) 	 (Telephone Number)

	(2)	Have all other periodic reports required
		(under Section 13 or 15(d) of the
		Securities Exchange Act of 1934) during              [X] Yes [ ] No
		the preceding 12 months (or for such
	 shorter period that the registrant was
		required to file such reports) been filed?
		If answer no identify report(s).


	(3)	Is it anticipated that any significant
		change in results of operations from the
		corresponding period for the last fiscal              [ ] Yes [X] No
		year will be reflected by the earnings
		statements to be included in the subject
		report or portion thereof?



                     Leggoons, Inc.
      -----------------------------------------------
      	(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



(Registrant)                 Leggoons Inc.
BY (Signature)               /s/ Steven B. Walters
(Date)                       July 12, 1996
(Name and Title)       						Steven D. Walters, Principal Accounting Officer